Daktronics, Inc. Announces Third Quarter Fiscal 2017 Results

Brookings, S.D. – February 21, 2017 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2017 third quarter net sales of $115.7 million, operating loss of $6.9 million, and net loss of $5.1 million, or $0.12 per diluted share, compared to net sales of $123.8 million, operating loss of $5.5 million, and net loss of $2.0 million, or $0.04 per diluted share, for the third quarter of fiscal 2016.  Fiscal 2017 third quarter orders were $143.3 million, compared to $116.9 million for the third quarter of fiscal 2016. Backlog at the end of the fiscal 2017 third quarter was $170 million, compared with a backlog of $176 million a year earlier and $142 million at the end of the second quarter of fiscal 2017.

Net sales, operating income, net income, and earnings per share for the nine months ended January 28, 2017, were $442.9 million, $13.7 million, $9.4 million, and $0.21 per diluted share, respectively. This compares to $431.7 million, $6.2 million, $5.0 million, and $0.11 per diluted share, respectively, for the same period in fiscal 2016.

Cash flow provided by operating activities in the first nine months of fiscal 2017 was $45.4 million, compared with cash provided by operating activities of $2.5 million in the same period last year. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $38.8 million for the first nine months of fiscal 2017, as compared to a negative free cash flow of $10.8 million for the same period of fiscal 2016. Net investment in property and equipment was $6.5 million for the first nine months of fiscal 2017, as compared to $13.3 million for the first nine months of fiscal 2016. We repurchased approximately 0.3 million shares of common stock at an average price of $6.42 per share for a total use of cash of $1.8 million during the first nine months of fiscal 2017. Cash, restricted cash, and marketable securities at the end of the third quarter of fiscal 2017 were $76.6 million, which compares to $56.3 million at the end of the third quarter of fiscal 2016 and $53.2 million at the end of fiscal 2016.

Orders for the third quarter of fiscal 2017 increased 22.6 percent as compared to the third quarter of fiscal 2016. Orders increased in the International, Live Events, Transportation and Commercial business units and decreased in the High School Park and Recreation business unit. The timing of orders for large projects vary according to the needs of the customer. That was the case in this quarter as large project order timing was the primary cause of the increase in order volume quarter over quarter. International orders increased because of spectacular niche project awards in Europe, transportation type orders in the Middle East and sports stadium project awards in Australia. Transportation orders increased due to the award of a multi-million dollar project for an active traffic management system. Live Events orders increased due to an increase in minor league baseball stadium projects, and timing of project awards in college and university venues and professional sport stadium venue projects for baseball and football this year. Commercial orders increases are attributable to the digital billboard niche and on-premise niche offset by a decline in spectacular niche awards as compared to last year's third quarter. High School Park and Recreation orders decreased during the quarter because there were fewer large sports video projects awarded during the third quarter of fiscal 2017 compared to the third quarter of fiscal 2016.

Net sales decreased by 6.5 percent in the third quarter of fiscal 2017 as compared to the third quarter of fiscal 2016. Commercial and High School Park and Recreation business units sales increased quarter over quarter as a result of large project orders that were available for delivery during the third quarter of fiscal 2017. Live Events, Transportation and International business unit sales all decreased quarter over quarter primarily due to lower customer delivery needs during the quarter this year as compared to last year.

Gross profit percentage for the quarter increased as compared to last year due to a combination of lower warranty charges, lower production costs, and sales mix.

Operating expenses increased by 9.7 percent in the third quarter of fiscal 2017 as compared to the third quarter of fiscal 2016. The increase in selling expense was related to the addition of a full quarter of expenses from ADFLOW, the company we acquired late in fiscal 2016. General and administrative expense increased in personnel expenses and professional fees. Product development expenses increased primarily for personnel related expenses.

Operating loss as a percent of sales for the quarter increased to 6.0 percent as compared to the third quarter of fiscal 2016 operating loss of 4.5 percent.

Net loss in the third quarter of fiscal year 2016 was positively impacted by a $2.0 million tax benefit resulting from the retroactive United States reinstatement of the research and development credit. In fiscal 2017, this benefit is being recognized on a quarterly basis.

Reece Kurtenbach, chairman, president and chief executive officer stated, “We are having a successful year through the third quarter. Our order volume has increased year over year. Some significant awards during the third quarter of fiscal 2017 included Nevada Department of Transportation's Project NEON, University of Wisconsin, London's Piccadilly Circus, and LA Memorial Coliseum. This demonstrates the strength of our broad solution offerings and value offered to customers in our global markets. While our Live Events orders are down year over year, our overall win ratio remained consistent indicating the market had lighter activity during fiscal 2017. We expect Live Events activity to increase in the coming quarters. Our third quarter is historically lighter for sales and profits due to the seasonality of our sports business, construction cycles, and the decrease in production days due to holidays. This trend continued which resulted in lower sales and an operating loss for the quarter; however, we were pleased that our gross margins improved. On a year-to-date basis, our operating profit has improved."

Outlook
Kurtenbach added, “We remain confident in our ability to profitability capitalize on global market growth opportunities. Our value statement sets us apart from others and meets our diverse customers' needs across all business units. The pipeline of order opportunities remains strong. We are optimistic about our long-term growth as we see increasing activity and interest in the worldwide marketplace for digital display technology. To capitalize on this opportunity, we are increasing the velocity in product development. While these efforts will increase development expenses, we believe it's necessary to drive forward exceptional solutions to capture global market share and deliver value to our customers."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2016 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016

Net sales	$115,719	$123,816	$442,857	$431,705
Cost of goods sold	92,403	101,787	336,166	338,662
Gross profit	23,316	22,029	106,691	93,043

Operating expenses:
Selling expense	14,678	13,784	45,828	42,873
General and administrative	8,599	7,908	26,007	24,194
Product design and development	6,973	5,883	21,142	19,826
	30,250	27,575	92,977	86,893
Operating (loss) income	(6,934)	(5,546)	13,714	6,150

Nonoperating income (expense):
Interest income	183	230	559	794
Interest expense	(56)	(113)	(174)	(203)
Other (expense) income, net	(305)	7	(250)	(667)

(Loss) income before income taxes	(7,112)	(5,422)	13,849	6,074
Income tax (benefit) expense	(1,985)	(3,469)	4,416	1,083
Net (loss) income	$(5,127)	$(1,953)	$9,433	$4,991

Weighted average shares outstanding:
Basic	44,102	44,021	44,071	43,933
Diluted	44,102	44,021	44,206	44,357

Earnings per share:
Basic	$(0.12)	$(0.04)	$0.21	$0.11
Diluted	$(0.12)	$(0.04)	$0.21	$0.11

Cash dividends declared per share	$0.07	$0.10	$0.24	$0.30

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	January 28, 2017	April 30, 2016
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$48,377	$28,328
Restricted cash	206	198
Marketable securities	28,034	24,672
Accounts receivable, net	71,637	77,554
Inventories, net	61,922	69,827
Costs and estimated earnings in excess of billings	33,204	30,200
Current maturities of long-term receivables	2,229	3,172
Prepaid expenses and other assets	5,968	6,468
Income tax receivables	255	4,812
Total current assets	251,832	245,231

Long-term receivables, less current maturities	2,876	3,866
Goodwill	7,866	8,116
Intangibles, net	5,334	7,721
Investment in affiliates and other assets	3,570	2,414
Deferred income taxes	9,677	9,437
	29,323	31,554
PROPERTY AND EQUIPMENT:
Land	2,093	2,155
Buildings	65,219	65,247
Machinery and equipment	83,508	82,973
Office furniture and equipment	5,578	14,746
Computer software and hardware	50,642	48,917
Equipment held for rental	374	374
Demonstration equipment	7,770	8,026
Transportation equipment	6,863	6,596
	222,047	229,034
Less accumulated depreciation	155,096	155,871
	66,951	73,163
TOTAL ASSETS	$348,106	$349,948

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	January 28, 2017	April 30, 2016
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	38,688	43,441
Accrued expenses	25,560	23,532
Warranty obligations	14,847	16,564
Billings in excess of costs and estimated earnings	12,080	10,361
Customer deposits (billed or collected)	14,483	16,012
Deferred revenue (billed or collected)	12,282	10,712
Current portion of other long-term obligations	453	585
Income taxes payable	1,788	310
Total current liabilities	120,181	121,517

Long-term warranty obligations	14,640	13,932
Long-term deferred revenue (billed or collected)	5,424	5,603
Other long-term obligations, less current maturities	4,099	4,059
Long-term income tax payable	3,063	3,016
Deferred income taxes	985	754
Total long-term liabilities	28,211	27,364
TOTAL LIABILITIES	148,392	148,881

SHAREHOLDERS' EQUITY:
Common stock	52,530	51,347
Additional paid-in capital	37,294	35,351
Retained earnings	116,143	117,276
Treasury stock, at cost	(1,834)	(9)
Accumulated other comprehensive loss	(4,419)	(2,898)
TOTAL SHAREHOLDERS' EQUITY	199,714	201,067
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$348,106	$349,948

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 28, 2017	January 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,433	$4,991
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,941	12,562
Impairment of intangible assets	830	—
Loss (gain) on sale of property, equipment and other assets	23	(50)
Share-based compensation	2,204	2,244
Gain on sale of equity investee	—	(119)
Provision for doubtful accounts	898	(110)
Deferred income taxes, net	(286)	860
Change in operating assets and liabilities	18,336	(17,878)
Net cash provided by operating activities	45,379	2,500

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,709)	(13,389)
Proceeds from sale of property, equipment and other assets	166	111
Purchases of marketable securities	(18,098)	(18,273)
Proceeds from sales or maturities of marketable securities	14,594	19,069
Acquisitions, net of cash acquired	(1,374)	(2,183)
Proceeds from sale of equity method investment	—	377
Net cash used in investing activities	(11,421)	(14,288)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(8)	(33)
Proceeds from exercise of stock options	343	610
Principal payments on long-term obligations	(912)	(15)
Dividends paid	(10,566)	(13,158)
Payments for common shares repurchased	(1,825)	—
Tax payments related to RSU issuances	(261)	(303)
Net cash used in financing activities	(13,229)	(12,899)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(680)	(920)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,049	(25,607)

CASH AND CASH EQUIVALENTS:
Beginning of period	28,328	57,284
End of period	$48,377	$31,677

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Nine Months Ended
	January 28, 2017	January 30, 2016	Dollar Change	Percent Change	January 28, 2017	January 30, 2016	Dollar Change	Percent Change
Net Sales:
Commercial	$36,165	$29,385	$6,780	23.1%	$112,342	$112,661	$(319)	(0.3)%
Live Events	41,036	51,067	$(10,031)	(19.6)%	157,032	149,750	$7,282	4.9%
High School Park and Recreation	12,653	10,940	$1,713	15.7%	68,977	54,152	$14,825	27.4%
Transportation	9,130	11,698	$(2,568)	(22.0)%	39,517	38,759	$758	2.0%
International	16,735	20,726	$(3,991)	(19.3)%	64,989	76,383	$(11,394)	(14.9)%
	$115,719	$123,816	$(8,097)	(6.5)%	$442,857	$431,705	$11,152	2.6%
Orders:
Commercial	$32,595	$29,922	$2,673	8.9%	$114,326	$95,082	$19,244	20.2%
Live Events	51,590	43,075	$8,515	19.8%	135,520	168,082	$(32,562)	(19.4)%
High School Park and Recreation	14,178	15,131	$(953)	(6.3)%	61,055	55,560	$5,495	9.9%
Transportation	19,621	12,401	$7,220	58.2%	46,290	42,735	$3,555	8.3%
International	25,329	16,368	$8,961	54.7%	78,164	56,105	$22,059	39.3%
	$143,313	$116,897	$26,416	22.6%	$435,355	$417,564	$17,791	4.3%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Nine Months Ended
	January 28, 2017	January 30, 2016
Net cash provided by operating activities	$45,379	$2,500
Purchases of property and equipment	(6,709)	(13,389)
Proceeds from sales of property and equipment	166	111
Free cash flow	$38,836	$(10,778)

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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